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                                                                     Exhibit 5.2

                              ARTISAN FUNDS, INC.

                         INVESTMENT ADVISORY AGREEMENT

          Artisan Funds, Inc., a Wisconsin corporation registered under the Investment Company Act of 1940 ("1940 Act") as an open-end diversified management investment company ("Artisan Funds"), and Artisan Partners Limited Partnership, a Delaware limited partnership registered under the Investment Advisers Act of 1940 as an investment adviser ("Artisan Partners"), agree that:

          1. ENGAGEMENT OF ARTISAN PARTNERS. Artisan Partners shall manage the investment and reinvestment of the assets of Artisan International Fund, a series of Artisan Funds ("the Fund"), subject to the supervision of the board of directors of Artisan Funds, for the period and on the terms set forth in this agreement. Artisan Partners shall give due consideration to the investment policies and restrictions and the other statements concerning Fund in Artisan Fund's articles of incorporation, bylaws, and registration statements under the 1940 Act and the Securities Act of 1933 ("1933 Act"), and to the provisions of the Internal Revenue Code applicable to Fund as a regulated investment company. Artisan Partners shall be deemed for all purposes to be an independent contractor and not an agent of Artisan Fund or the Fund, and unless otherwise expressly provided or authorized, shall have no authority to act or represent Artisan Fund or the Fund in any way.

          Artisan Partners is authorized to make the decisions to buy and sell securities, options and futures contracts for the Fund, to place the Fund's portfolio transactions with broker-dealers, and to negotiate the terms of such transactions including brokerage commissions on brokerage transactions, on behalf of the Fund. Artisan Partners is authorized to exercise discretion within the Fund's policy concerning allocation of its portfolio brokerage, as permitted by law, including but not limited to section 28(e) of the Securities Exchange Act of 1934, and in so doing shall not be required to make any reduction in its investment advisory fees.

          Artisan Partners represents that it will notify Artisan Funds of any change in the membership of Artisan Partners within a reasonable time after any such change.

          2. EXPENSES TO BE PAID BY ARTISAN PARTNERS. Artisan Partners shall furnish to Artisan Funds, at its own expense, office space and all necessary office facilities, equipment and personnel for managing that portion of Artisan Funds' business relating to the Fund. Artisan Partners shall also assume and pay all other expenses incurred by it in connection with managing the assets of the Fund, all expenses of marketing shares of the Fund, all expenses of maintaining the registration of shares of the Fund under the 1933 Act (not including typesetting and printing expenses referred to in section 3), all expenses in determination of daily price computations, placement of securities orders and related bookkeeping and one-half of all fees, dues and other expenses related to membership of Artisan Funds in any trade association or other investment company organization.

          3. EXPENSES TO BE PAID BY ARTISAN FUNDS. Artisan Funds shall pay all charges of depositories, custodians and other agencies for the safekeeping and servicing of its cash,
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securities and other property and of its transfer agents and registrars and its dividend disbursing and redemption agents, if any; all charges of legal counsel and of independent accountants; all compensation of directors other than those affiliated with Artisan Partners and all expenses incurred in connection with their services to Artisan Funds; all costs of borrowing money; all expenses of publication of notices and reports to its shareholders and to governmental bodies or regulatory agencies; all expenses of proxy solicitations of the Fund or of the board of directors of the Artisan Funds; all expenses of shareholder meetings; all expenses of typesetting of the Fund's prospectus and of printing and mailing copies of the prospectus furnished to each then-existing shareholder or beneficial owner; all taxes and fees payable to federal, state or other governmental agencies, domestic or foreign, all stamp or other taxes; all expenses of printing and mailing certificates for shares of the Fund; all expenses of bond and insurance coverage required by law or deemed advisable by Artisan Funds' board of directors; all expenses of qualifying and maintaining qualification of shares of the Fund under the securities laws of such United States jurisdictions as the Artisan Funds may from time to time reasonably designate and all expenses of maintaining the registration of Artisan Funds under the 1940 Act and one-half of all fees, dues and other expenses related to membership of Artisan Funds in any trade association or other investment company organization. In addition to the payment of expenses, the Fund also shall pay all brokers' commissions and other charges relative to the purchase and sale of portfolio securities for the Fund. Any expenses borne by Artisan Funds that are attributable solely to the organization, operation or business of the Fund shall be paid solely out of the Fund's assets. Any expense borne by Artisan Funds that is not solely attributable to the Fund, nor solely to any other series of shares of Artisan Funds, if applicable, shall be apportioned in such manner as Artisan Partners determines is fair and appropriate, or as otherwise specified by the board of directors of Artisan Funds.

          4. COMPENSATION OF ARTISAN PARTNERS. For the services to be rendered and the charges and expenses to be assumed and to be paid by Artisan Partners hereunder, the Fund shall pay to Artisan Partners a monthly fee at the annual rate of 1% of the Fund's average daily net assets up to $500 million; .975 of 1% of average daily net assets from $500 million to $750 million; .950 of 1% of average daily net assets from $750 million to $1 billion and .925 of 1% of average daily net assets over $1 billion.

          5. LIMITATION OF EXPENSES OF THE FUND. The total expenses of the Fund, exclusive of taxes, of interest and of extraordinary litigation expenses, but including fees paid to Artisan Partners, shall not in any fiscal year of the Fund exceed the most restrictive limits prescribed by any state in which the Fund's shares are then being offered for sale, and Artisan Partners agrees that Artisan Partners' compensation under paragraph 4 of this agreement shall be reduced by the amount of any such expenses in excess of that limit. If Artisan Partners' expenses would still exceed that limit after Artisan Partners' compensation has been reduced to zero, Artisan Partners shall reimburse the Fund for sums expended for such expenses to the extent necessary to cause the Fund's expenses to be within the limit. Brokers' commissions and other charges relating to the purchase and sale of portfolio securities shall not be regarded as expenses.

          6. SERVICES OF ARTISAN PARTNERS NOT EXCLUSIVE. The services of Artisan Partners to the Fund hereunder are not to be deemed exclusive, and Artisan Partners shall be free to render

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similar services to others so long as its services under this agreement are not impaired by such other activities.

          7. SERVICES OTHER THAN AS INVESTMENT ADVISER. Artisan Partners (or an affiliate of Artisan Partners) may act as broker for the Fund in connection with the purchase or sale of securities by or to the Fund if and to the extent permitted by procedures adopted from time to time by the board of directors of Artisan Funds. Such brokerage services are not within the scope of the duties of Artisan Partners under this agreement, and, within the limits permitted by law and the board of directors of Artisan Funds, Artisan Partners (or an affiliate of Artisan Partners) may receive brokerage commissions, fees or other remuneration from the Fund for such services in addition to its fee for services as Artisan Partners. Within the limits permitted by law, Artisan Partners may receive compensation from the Fund for other services performed by it for the Fund which are not within the scope of the duties of Artisan Partners under this agreement.

          8. LIMITATION OF LIABILITY OF ARTISAN PARTNERS. Artisan Partners shall not be liable to Artisan Funds or its shareholders for any loss suffered by Artisan Funds or its shareholders from or as a consequence of any act or omission of Artisan Partners, or of any of the partners, employees or agents of Artisan Partners, in connection with or pursuant to this agreement, except by reason of willful misfeasance, bad faith or gross negligence on the part of Artisan Partners in the performance of its duties or by reason of reckless disregard by Artisan Partners of its obligations and duties under this agreement.

          9. DURATION AND RENEWAL. Unless terminated as provided in Section 10, this agreement shall continue in effect until December 26, 1997, and thereafter from year to year only so long as such continuance is specifically approved at least annually (a) by a majority of those directors who are not interested persons of Artisan Funds or of Artisan Partners, voting in person at a meeting called for the purpose of voting on such approval, and (b) by either the board of directors of Artisan Fund or vote of the holders of a "majority of the outstanding shares of the Fund" (which term as used throughout this agreement shall be construed in accordance with the definition of "vote of a majority of the outstanding voting securities of a company" in section 2(a)(42) of the 1940 Act).

          10. TERMINATION. This agreement may be terminated at any time, without payment of any penalty, by the board of directors of Artisan Funds, or by a vote of the holders of a majority of the outstanding shares of the Fund, upon 60 days' written notice to Artisan Partners. This agreement may be terminated by Artisan Partners at any time upon 60 days' written notice to Artisan Fund. This agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the 1940 Act).

          11. NON-LIABILITY OF DIRECTORS AND SHAREHOLDERS. Any obligation of Artisan Funds hereunder shall be binding only upon the assets of Artisan Funds (or applicable series thereof) and shall not be binding upon any director, officer, employee, agent or shareholder of Artisan Funds. Neither the authorization of any action by the directors or shareholders of Artisan Funds nor the execution of this agreement on behalf of Artisan Funds shall impose any liability upon any director, officer or shareholder of Artisan Partners.

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          12.  AMENDMENT.  This agreement may not be amended without the affirmative vote (a) of a majority of those directors who are not "interested persons" (as defined in section 2(a)(19) of the 1940 Act) of Artisan Funds or of Artisan Partners, voting in person at a meeting called for the purpose of voting on such approval, and (b) of the holders of a majority of the outstanding shares of the Fund.


Dated:  December   , 1995

                                    ARTISAN FUNDS, INC.

                                    By
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                                    ARTISAN PARTNERS LIMITED
                                    PARTNERSHIP


                                    By:  Artisan Investment Corporation
                                         Its general partner

                                    By:
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                                                Andrew A. Ziegler
                                                    President

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